Exhibit 10.41

97 Long Pond Road

Lakeville, CT 06039

(240) 274-5505

April 1, 2021

Maria Vilenchik

President

FELICITEX THERAPEUTICS INC.

27 Strathmore Rd

Natick, MA 01760

Letter Agreement

Dear Maria,

This letter agreement summarizes the terms and conditions upon which A.T. Healey, LLC (“Company” or “ATH”) will provide FELICITEX THERAPEUTICS INC. (“Client”) outsourced accounting and finance services.

Services: Company will provide finance, bookkeeping and accounting services for Client in accordance with the terms described in a fully executed Statement of Work incorporated herein as an Appendix to this Agreement (hereafter referred to as “services”).

Fees: Client agrees to pay all amounts due to ATH upon the receipt of Invoices issued in accordance with a fully executed Statement of Work referencing this Letter Agreement.

Duration and termination: This agreement is for one year and can be terminated at any time by either party upon thirty days’ written notice, except that Vendor may terminate at any time in writing for reason of nonpayment of invoices greater than 30 days in arrears. Email is a sufficient form of writing for this purpose.

Out of Scope Work:

Client understands and agrees that it may require services outside the scope of any particular Statement of Work from time to time. Client shall not be responsible for payment of such services without a valid fully executed Statement of Work. If such services are required, ATH shall first advise Client of the need and get approval prior to proceeding with performance of out of scope work. Agreed upon out-of-scope services will be billed at $60/hour for bookkeeper, $100/hour for Controller, $125/hour for FP&A and $130/hour for CFO.

Client Responsibilities: Client will be responsible for appointing a person(s) to handle the sharing of information and documents with ATH.

Vendor Responsibilities: ATH will be responsible to work in good faith to complete all agreed upon deliverables in a timely manner.

Liability Limiting Clause: All services will be rendered by and under the supervision of qualified staff. ATH makes no other representation or warranty regarding either the services to be provided or any deliverables; in particular, and without limitation of the foregoing, any express or implied warranties of fitness for a particular purpose, merchantability, warranties arising by custom or usage in the profession, and warranties arising by operation of law are expressly disclaimed. ATH will have no liability to the Client or to any third party by reason of any action taken or omitted to be taken in good faith relating to this engagement. In no event shall ATH be liable to the Client or any of its officers, directors, employees or shareholders or to any other third party, whether a claim be in tort, contract or otherwise; (a) for any amount in excess of the total professional fee paid by the Client to ATH under this agreement during the most recent three months of service, or (b) for any special, consequential, indirect, exemplary, punitive, lost or similar damages, even if apprised of the possibility thereof.

Indemnification Clause: Both parties agree to indemnify, defend and hold harmless the other and its principals and employees (each such person being an "indemnified party") from and against any and all liabilities, losses, demands, costs and expenses, joint and several, to which such indemnified parties may be subject under any federal or state law arising solely out of the performance of services contemplated by this agreement, including claims by any third parties. The Client agrees to reimburse any indemnified party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of, any pending or threatened claim or action or proceeding arising therefrom, whether or not such indemnified party is a party.

Best efforts / Good Faith: Both parties agree to use best efforts and work in good faith to fulfill their obligations under this agreement.

Confidential and Proprietary: ATH shall keep confidential and shall not divulge to any third party (except to legal authorities and any subcontractors engaged by ATH for the performance of this Agreement under like conditions of confidentiality) all information given by Client to ATH in connection with the Agreement.

Third-party providers: ATH may from time to time, and depending on the circumstances, use third-party service providers in serving Client’s account. ATH may share confidential information about Client with these service providers but remains committed to maintaining the confidentiality and security of Client’s information. Accordingly, ATH will maintain internal policies, procedures, and safeguards to protect the confidentiality of Client’s information. In addition, ATH will secure confidentiality agreements with all service providers to maintain said confidentiality. ATH will take reasonable precautions to determine that service providers have appropriate procedures in place to prevent the unauthorized release of Client’s information to others. Should ATH be unable to secure an appropriate confidentiality agreement, Client will be asked to provide its consent prior to the sharing of confidential information with the third-party service provider(s).

Non recruit: It is expressly agreed between ATH and Client that Client will neither solicit, nor contract, directly or through another agent, any Employee or Contractor of ATH. In addition, Client will not induce or be a party to any violation of the Employee or Contractor’s non-compete agreement with ATH. The Client will obtain written approval from ATH and pay a placement fee of 75% of the first year’s total expected compensation if an ATH employee or contractor is hired by the Client within one year of terminating employment with ATH. Recruiting services are available for a fee of 25% of the expected annual compensation.

Time tracking: For routine work performed on-site, ATH employee/contractor shall maintain timesheets on a daily basis. At the end of each month a representative of the Client shall verify the hours on the time report and question any disputed charges within 30 days. Any time reports not disputed within thirty days are deemed as acceptance of hours worked and authorization for payment from Client to ATH.

Arbitration Clause: Any disputes (including fees) arising as the result of the performance of services under this agreement shall be submitted to binding arbitration under the rules of the American Arbitration Association.

Miscellaneous: The parties agree to work together in good faith to accomplish the business objectives of Client under the direction of management. This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts. If any term of this Agreement is or shall be deemed unlawful for any reason, it shall in no way affect or impair the validity of this Agreement or any other portion thereof.

PLEASE SIGN BELOW INDICATING THAT YOU FULLY UNDERSTAND THE TERMS OF THIS AGREEMENT. ATTACHMENT A MAY BE SIGNED CONCURRENTLY OR SUBSEQUENTLY TO EXECUTION OF SERVICES AGREEMENT.

For FELICITEX THERAPEUTICS INC.:		For A.T. Healey, LLC:

/s/ Maria Vilenchik		/s/ Arthur T. Healey

Printed Name:	Maria Vilenchik	Printed Name:	Arthur T. Healey
Title:	CEO	Title:	CEO

Date:	4/1/2021	Date:	4/1/2021

Appendix A

Statement of Work

Client: Felicitex Therapeutics, Inc.

Reference: Letter Agreement dated April 1, 2021

Scope of Services: Monthly recurring services for Felicitex Therapeutics, Inc.

1.	Bookkeeping Services: The primary role of Bookkeeper is data input, system management and workflow processing while providing Client access to data, storage of documents, and documented approvals to enhance quality and minimize risks.

2.	Controller Services: The primary role of Controller is financial reporting on Monthly basis. The Controller is responsible for overseeing the activities of the bookkeeper and preparing financial statements while assuring the integrity of financial records maintained QB.

3.	Financial Planning and Analysis: The Company will provide clients with financial forecasts, research on competitors, exit planning, ROI analysis and other financial planning reports in support of Fundraising, Due Diligence and other strategic needs, as necessary from time to time.

4.	CFO Services: The primary role of the CFO is oversight of the finance and accounting function. The CFO shall work closely with the management team of client to assure that the reporting processes are designed properly to inform and support the company’s strategy. With respect to this Statement of Work, the CFO shall review and assure the timeliness and accuracy of financial reports generated by the Controller and coordinate all financial planning and reporting to the management team and investors. In addition, the CFO shall participate in executive management meetings and assist in the capital fundraising process. The CFO shall be responsible for generation of tax returns and corresponding with Tax Authorities. The CFO will generate reports required for loan or other finance related compliance.

Term of Agreement: One year with automatic renewals. This agreement is cancellable by either party at any time upon 30 days written notice.

Fees: Client agrees to pay AT Healey on a time and materials basis on the last day of each month for services rendered during the month at the standard rates described below:

1.	Bookkeeper - $60 per hour

2.	Controller - $100 per hour

3.	FP&A - $125 per hour

4.	CFO - $130 per hour

Out of Scope Services:

This statement of work does not include performance of the following services

1.	Protracted Contract negotiations or drafting

2.	Protracted M&A Services

3.	Audit services

Agreed By:

For Client: Felicitex Therapeutics, Inc.		For A.T.Healey, LLC:

/s/ Maria Vilenchik		/s/ Arthur T. Healey

Printed Name:	Maria Vilenchik	Printed Name:	Arthur T. Healey
Title:	CEO	Title:	CEO

Date:	04/01/2021	Date:	4/01/2021

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